Exhibit 99.1

Investor Contact:

Kurt Abkemeier

Cbeyond, Inc.

Vice President, Finance and Treasurer

(678) 370-2887

CBEYOND REPORTS THIRD QUARTER 2008 RESULTS

Revenues Grew by 24.6% and Adjusted EBITDA Increased 25.5% Over Prior Year

ATLANTA (October 30, 2008) — Cbeyond, Inc. (NASDAQ: CBEY), (“Cbeyond”), a managed services provider that delivers integrated packages of voice, broadband, and mobile services to small businesses, today announced its results for the third quarter ended September 30, 2008.

Recent financial and operating highlights include the following:

•	Strong third quarter revenue growth with revenues of $90.2 million, up 24.6% over the third quarter of 2007;

•

Total adjusted EBITDA of $16.9 million during the third quarter of 2008, an increase of 25.5% from the third quarter of 2007 (see Schedule 1 for reconciliation to net income), which includes a positive revenue adjustment of $0.4 million and higher than typical expense credits to Cost of Service in the amount of $3.5 million (see discussion of Revenue and ARPU and Cost of Service and Gross Margin);

•

Net income of $1.7 million in the third quarter of 2008 compared with $3.4 million in the third quarter of 2007 (see Net Income discussion for factors affecting the comparability of income tax expense between the periods);

•	Total customers in Cbeyond’s eleven operating markets of 40,569, reflecting net customer additions of 1,993 in the quarter;

•

Average monthly revenue per customer location (ARPU) of $760 during the third quarter of 2008, or $756 excluding the effect of a positive revenue adjustment (see Revenue and ARPU discussion), compared to $754 in the second quarter of 2008 and $749 in the third quarter of 2007; and

•	Monthly customer churn of 1.3% in the third quarter of 2008 as compared to 1.3% in the second quarter of 2008.

Financial Overview and Key Operating Metrics

Financial and operating metrics, which include non-GAAP financial measures, for the three and nine months ended September 30, 2007 and 2008, include the following:

	For the Three Months Ended September 30,
	2007	2008	Change	% Change
Selected Financial Data (dollars in thousands)
Revenue	$72,416	$90,243	$17,827	24.6%
Operating expenses	$69,450	$87,076	$17,626	25.4%
Operating income	$2,966	$3,167	$201	6.8%
Net income	$3,380	$1,664	$(1,716)	(50.8%)
Capital expenditures	$12,733	$13,835	$1,102	8.7%

Key Operating Metrics and Non-GAAP Financial Measures
Customers at end of period	33,287	40,569	7,282	21.9%
Net additions	2,112	1,993	(119)	(5.6%)
Average monthly churn rate	1.1%	1.3%	0.2%	18.2%
Average monthly revenue per customer location	$749	$760	$11	1.5%
Adjusted EBITDA (in thousands)	$13,463	$16,901	$3,438	25.5%

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CBEY Reports Third Quarter 2008 Results

October 30, 2008

	For the Nine Months Ended September 30,
	2007	2008	Change	% Change
Selected Financial Data (dollars in thousands)
Revenue	$203,157	$255,828	$52,671	25.9%
Operating expenses	$194,791	$248,858	$54,067	27.8%
Operating income	$8,366	$6,970	$(1,396)	(16.7%)
Net income	$9,005	$3,163	$(5,842)	(64.9%)
Capital expenditures	$39,417	$47,583	$8,166	20.7%

Key Operating Metrics and Non-GAAP Financial Measures
Customers at end of period	33,287	40,569	7,282	21.9%
Net additions	5,944	5,528	(416)	(7.0%)
Average monthly churn rate	1.1%	1.3%	0.2%	18.2%
Average monthly revenue per customer location	$745	$752	$7	0.9%
Adjusted EBITDA (in thousands)	$38,133	$45,052	$6,919	18.1%

Management Comments

“I am pleased to report that Cbeyond recorded another quarter of significant growth and profitability, with approximately 25% year-over-year growth in revenue and 26% year-over-year growth in adjusted EBITDA,” said Jim Geiger, chief executive officer of Cbeyond. “These strong financial results were supported by continued growth in ARPU, increased applications used per customer of 6.8 from 5.9 in the corresponding quarter of 2007, increased mobile penetration at 31% of our customer base, and reaching positive adjusted EBITDA in our San Diego market.”

Geiger added, “Our monthly customer churn remained constant at 1.3% from the previous quarter, and we posted continued solid results in collections and receivables in the third quarter. Despite the declining economic picture and Hurricane Ike’s effects on our Houston market, we had record gross customer additions of nearly 3,600 in the third quarter. Looking forward to the fourth quarter, we expect increased pressure on both churn and collections due to the carryover effect of Hurricane Ike on our Houston market, as well as the overall economic conditions across the country. Geiger concluded, “Our long-term view remains very positive as we believe customers are looking for service providers that not only offer a smart solution for their needs, but also have the staying power they require in good times and bad. Cbeyond’s debt-free balance sheet, strong cash position, and market base of established, profitable cities provide assurance that we are well-situated to weather economic storms and credit crises from a position of strength – and still grow our business.”

Third Quarter Financial and Business Summary

Revenues and ARPU

Cbeyond reported revenues of $90.2 million for the third quarter of 2008, an increase of 24.6% from the third quarter of 2007. The sequential increase in revenue for the third quarter of 2008 was $5.2 million, as compared to a sequential increase of $4.6 million for the second quarter of 2008. Revenues in the third quarter of 2008 included a $0.4 million positive adjustment relating to customer promotional liabilities recorded in prior periods. These promotional obligations were recorded at their maximum amount in prior periods due to the lack of sufficient historical experience required under U.S. generally accepted accounting principles (GAAP) to estimate the amounts that would ultimately be claimed by customers. Excluding this positive adjustment to third quarter 2008 revenue, growth over the third quarter of 2007 was 24.0%.

ARPU, or average monthly revenue per customer location, was $760 in the third quarter of 2008, an increase of approximately $6, or 0.8%, as compared to $754 in the second quarter of 2008 and $749 in the third quarter of 2007. The majority of the increase in ARPU over the second quarter of 2008 was due to an increase in revenue from mobile handset and laptop card sales, growth in applications, additional mobile and landlines and the previously mentioned positive adjustment relating to customer promotional liabilities. Excluding the positive adjustment relating to customer promotional liabilities, ARPU for the third quarter of 2008 was $756.

Cost of Service and Gross Margin

Cbeyond’s gross margin was 70.1% in the third quarter of 2008 as compared with 68.0% in the second quarter of 2008 and 69.9% in the third quarter of 2007. Gross margin increased in the third quarter of 2008 primarily due to higher than typical recoveries of access costs previously billed in error in the amount of $3.5 million, the majority of which were recorded to the Atlanta, Dallas, and Houston segments.

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CBEY Reports Third Quarter 2008 Results

October 30, 2008

Operating Income and Total Adjusted EBITDA

Cbeyond reported operating income of $3.2 million in the third quarter of 2008 compared with operating income of $3.0 million in the third quarter of 2007. For the third quarter of 2008, total adjusted EBITDA was $16.9 million, an improvement of 25.5% over total adjusted EBITDA of $13.5 million in the third quarter of 2007. Total adjusted EBITDA for the third quarter of 2008 included $4.8 million of negative adjusted EBITDA from the planned investment in five early stage markets, while negative adjusted EBITDA for the second quarter of 2008 totaled $5.2 million from five early stage markets and for the third quarter of 2007 totaled $3.1 million from three early stage markets.

Net Income

Cbeyond reported net income of $1.7 million for the third quarter of 2008 as compared to net income of $3.4 million for the third quarter of 2007. The decrease in net income versus the third quarter of 2007 is due to an increased level of depreciation and amortization expense, recording income taxes at the full corporate tax rate beginning in 2008 and an increase in the Texas state margin tax.

Cash and Cash Equivalents

Cash and cash equivalents amounted to $42.7 million at the end of the third quarter of 2008, as compared to $42.8 million at the end of the second quarter of 2008.

Capital Expenditures

Capital expenditures were $13.8 million during the third quarter of 2008, compared to $18.2 million in the second quarter of 2008 and $12.7 million in the third quarter of 2007. Capital expenditures in the third quarter of 2008 decreased from the second quarter of 2008 primarily due to reduced spending on software investment, decreases in office buildout in new markets, and lower costs associated with data center expansion.

Business Outlook for 2008 and 2009

With respect to its annual guidance for 2008, Cbeyond is updating annual guidance as follows:

	2008 Guidance	2009 Guidance
Revenues	Approximately $350 million	$420 million to $440 million
Adjusted EBITDA	$60 million to $61 million	$62 million to $70 million
Capital expenditures	$69 million to $70 million	$65 million to $70 million

Updated guidance for 2008 and 2009 assumes a continued challenging economy, which is expected to impact sales results and the customer churn rate. Despite the economic environment, sales volumes are expected to increase due to the increasing number of personnel selling as new markets are launched; however, higher levels of sales productivity are not assumed. The customer churn rate is assumed to remain at or above current levels. The guidance also assumes that the launch of the Greater Washington, D.C. Area market will occur in the first quarter of 2009, and the launch of the 13th market will occur later in 2009.

Conference Call

Cbeyond will hold a conference call to discuss this press release Thursday, October 30, 2008, at 5:00 p.m. EDT. A live broadcast of the conference call will be available on-line at www.cbeyond.net. To listen to the live call, please go to the web site at least 10 minutes early to register, download, and install any necessary audio software. The conference call will also be available by dialing (877) 719-9804 (for domestic U.S. callers) and (719) 325-4805 (for international callers). For those who cannot listen to the live broadcast, an on-line replay will be available shortly after the call and continue to be available for one year.

About Cbeyond

Cbeyond, Inc. (NASDAQ: CBEY) is a leading IP-based managed services provider that delivers integrated packages of communications and IT services to more than 40,000 small businesses throughout the United States. Cbeyond offers more than 30 productivity-enhancing applications including local and long-distance voice, broadband Internet, mobile, BlackBerry®, broadband laptop access, voicemail, email, web hosting, fax-to-email, data backup, file-sharing and virtual private networking. Cbeyond manages these services over a private, 100-percent Voice over Internet Protocol (VoIP) facilities-based network. For more information on Cbeyond, visit www.cbeyond.net.

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CBEY Reports Third Quarter 2008 Results

October 30, 2008

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to statements identified by words such as “expectations,” “guidance,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “projects” and similar expressions. Such statements are based upon the current beliefs and expectations of Cbeyond’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that might cause future results to differ include, but are not limited to, the following: the significant reduction in economic activity, which particularly affects our target market of small businesses; the effects on our Houston market arising from Hurricane Ike; the risk that we may be unable to continue to experience revenue growth at historical or anticipated levels; the risk of unexpected increases in customer churn levels; changes in federal or state regulation or decisions by regulatory bodies that affect the Company; periods of economic downturn or unusual volatility in the capital markets or other negative macroeconomic conditions that could harm our business, including the resulting inability of certain of our customers to meet their payment obligations; the timing of the initiation, progress or cancellation of significant contracts or arrangements; the mix and timing of services sold in a particular period; our ability to recruit and maintain experienced management and personnel; rapid technological change and the timing and amount of start-up costs incurred in connection with the introduction of new services or the entrance into new markets; our ability to maintain or attract sufficient customers in existing or new markets; our ability to respond to increasing competition; our ability to manage the growth of our operations; changes in estimates of taxable income or utilization of deferred tax assets which could significantly affect the Company’s effective tax rate; pending regulatory action relating to our compliance with customer proprietary network information; external events outside of our control, including extreme weather, natural disasters or terrorist attacks that could adversely affect our target markets; and general economic and business conditions. You are advised to consult any further disclosures we make on related subjects in the reports we file with the SEC, including the “Risk Factors” in our most recent annual report on Form 10-K, together with updates that may occur in our quarterly reports on Form 10-Q and Current Reports on Form 8-K. Such disclosure covers certain risks, uncertainties and possibly inaccurate assumptions that could cause our actual results to differ materially from expected and historical results. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Key Operating Metrics and Non-GAAP Financial Measures

In this press release, the Company uses several key operating metrics and non-GAAP financial measures. In Schedule I, the Company defines each of these metrics and provides a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure. These financial measures and operating metrics are a supplement to GAAP financial information and should not be considered as an alternative to, or more meaningful than, net income, cash flow or operating income as determined in accordance with GAAP.

SCHEDULE I

Adjusted EBITDA is not a substitute for operating income, net income, or cash flow from operating activities as determined in accordance with accounting principles generally accepted in the United States, or GAAP, as a measure of performance or liquidity. The Company defines adjusted EBITDA as net income before interest, income taxes, depreciation and amortization expenses, excluding non-cash share-based compensation, public offering expenses, loss on disposal of property and equipment and other non-operating income or expense. Information relating to total adjusted EBITDA is provided so that investors have the same data that management employs in assessing the overall operation of the Company’s business.

Total adjusted EBITDA allows the chief operating decision maker to assess the performance of the Company’s business on a consolidated basis that corresponds to the measure used to assess the ability of its operating segments to produce operating cash flow to fund working capital needs, to service debt obligations and to fund capital expenditures. In particular, total adjusted EBITDA permits a comparative assessment of the Company’s operating performance, relative to a performance based on GAAP results, while isolating the effects of depreciation and amortization, which may vary among segments without any correlation to their underlying operating performance, and of non-cash share-based compensation, which is a non-cash expense that varies widely among similar companies. The following information includes a reconciliation of total adjusted EBITDA to net income:

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CBEY Reports Third Quarter 2008 Results

October 30, 2008

CBEYOND, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2008	2007	2008
Revenue:
Customer revenue	$70,835	$88,500	$198,640	$250,688
Terminating access revenue	1,581	1,743	4,517	5,140

Total revenue	72,416	90,243	203,157	255,828

Operating expenses:
Cost of revenue	21,788	27,023	60,730	79,263
Selling, general and administrative	39,899	49,781	111,619	140,788
Public offering expenses	—	—	2	—
Depreciation and amortization	7,763	10,272	22,440	28,807

Total operating expenses	69,450	87,076	194,791	248,858

Operating income	2,966	3,167	8,366	6,970

Other income (expense):
Interest income	749	197	2,012	795
Interest expense	(100)	(25)	(193)	(168)
Loss on disposal of property and equipment	(219)	(319)	(794)	(1,657)

Total other income (expense)	430	(147)	1,025	(1,030)

Income before income taxes	3,396	3,020	9,391	5,940
Income tax expense	(16)	(1,356)	(386)	(2,777)

Net income	$3,380	$1,664	$9,005	$3,163

Earnings per common share
Basic	$0.12	$0.06	$0.32	$0.11
Diluted	$0.11	$0.06	$0.30	$0.11

Weighted average number of common shares outstanding
Basic	27,980	28,412	27,734	28,309
Diluted	30,133	29,503	29,898	29,668

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CBEY Reports Third Quarter 2008 Results

October 30, 2008

CBEYOND, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2007	September 30, 2008
ASSETS
Current assets
Cash and cash equivalents	$56,174	$42,727
Accounts receivable, gross	26,149	28,881
Less: Allowance for doubtful accounts	(2,983)	(2,062)

Accounts receivable, net	23,166	26,819
Other assets	12,181	14,261

Total current assets	91,521	83,807

Property and equipment, gross	236,254	279,012
Less: Accumulated depreciation and amortization	(137,900)	(163,565)

Property and equipment, net	98,354	115,447
Other assets	8,487	7,856

Total assets	$198,362	$207,110

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$12,983	$11,506
Other accrued liabilities	57,467	54,465

Total current liabilities	70,450	65,971

Other non-current liabilities	594	559
Stockholders' equity
Common stock	282	284
Additional paid-in capital	253,534	263,631
Accumulated deficit	(126,498)	(123,335)

Total stockholders' equity	127,318	140,580

Total liabilities and stockholders' equity	$198,362	$207,110

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CBEY Reports Third Quarter 2008 Results

October 30, 2008

CBEYOND, INC. AND SUBSIDIARY

Selected Financial Data and Operating Metrics

(Dollars in thousands, except for Other Operating Data)

(Unaudited)

	Sept. 30 2007	Dec. 31 2007	Mar. 31 2008	Jun. 30 2008	Sept. 30 2008
Revenues
Atlanta	$18,555	$19,044	$19,412	$20,088	$20,641
Dallas	15,652	16,165	16,607	17,097	17,733
Denver	16,453	16,793	17,155	17,596	17,999
Houston	10,147	10,813	11,069	11,587	11,963
Chicago	7,143	7,913	8,406	8,957	9,410
Los Angeles	3,522	4,372	4,945	5,503	6,250
San Diego	818	1,288	1,796	2,363	3,030
Detroit	126	450	851	1,194	1,567
San Francisco Bay Area	—	39	239	558	1,045
Miami	—	—	13	138	407
Minneapolis	—	—	—	11	198

Total revenues	$72,416	$76,877	$80,493	$85,092	$90,243

Adjusted EBITDA
Atlanta	$10,779	$10,865	$11,221	$10,865	$11,659
Dallas	7,683	8,283	8,353	8,482	10,367
Denver	8,823	8,646	9,085	9,652	9,508
Houston	4,513	4,634	5,245	5,540	6,304
Chicago	2,001	2,336	2,690	3,033	3,229
Los Angeles	(283)	432	950	1,141	1,346
San Diego	(1,289)	(1,182)	(938)	(513)	(162)
Detroit	(1,239)	(1,451)	(1,154)	(1,142)	(812)
San Francisco Bay Area	(322)	(1,141)	(1,219)	(1,516)	(1,323)
Miami	(8)	(58)	(781)	(1,163)	(1,425)
Minneapolis	—	(2)	(66)	(877)	(1,115)
Washington, D.C.	—	—	—	(37)	(88)
Corporate	(17,195)	(17,387)	(18,898)	(19,802)	(20,587)

Total adjusted EBITDA	$13,463	$13,975	$14,488	$13,663	$16,901

Adjusted EBITDA margin (market-level)
Atlanta	58.1%	57.1%	57.8%	54.1%	56.5%
Dallas	49.1%	51.2%	50.3%	49.6%	58.5%
Denver	53.6%	51.5%	53.0%	54.9%	52.8%
Houston	44.5%	42.9%	47.4%	47.8%	52.7%
Chicago	28.0%	29.5%	32.0%	33.9%	34.3%
Los Angeles	(8.0%)	9.9%	19.2%	20.7%	21.5%
San Diego	(157.6%)	(91.8%)	(52.2%)	(21.7%)	(5.3%)
Detroit	N/M	N/M	(135.6%)	(95.6%)	(51.8%)
San Francisco Bay Area	N/M	N/M	N/M	N/M	(126.6%)
Miami	N/M	N/M	N/M	N/M	N/M
Minneapolis	N/M	N/M	N/M	N/M	N/M
Washington, D.C.	N/M	N/M	N/M	N/M	N/M

Adjusted EBITDA margin (as % of total revenue)
Corporate	(23.7%)	(22.6%)	(23.5%)	(23.3%)	(22.8%)
Total	18.6%	18.2%	18.0%	16.1%	18.7%

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CBEY Reports Third Quarter 2008 Results

October 30, 2008

CBEYOND, INC. AND SUBSIDIARY

Selected Operating Statistics

(Dollars in thousands, except for Other Operating Data)

(Unaudited)

	Sept. 30 2007	Dec. 31 2007	Mar. 31 2008	Jun. 30 2008	Sept. 30 2008
Operating income (loss)
Atlanta	$9,723	$9,807	$10,164	$9,854	$10,621
Dallas	6,575	7,242	7,359	7,567	9,439
Denver	7,945	7,777	8,215	8,835	8,667
Houston	3,658	3,718	4,310	4,668	5,425
Chicago	1,307	1,583	1,860	2,284	2,403
Los Angeles	(682)	(63)	398	579	730
San Diego	(1,500)	(1,330)	(1,181)	(794)	(487)
Detroit	(1,410)	(1,657)	(1,413)	(1,366)	(1,108)
San Francisco Bay Area	(328)	(1,211)	(1,387)	(1,741)	(1,598)
Miami	(8)	(63)	(809)	(1,296)	(1,613)
Minneapolis	—	(2)	(71)	(890)	(1,270)
Washington, D.C.	—	—	—	(37)	(90)
Corporate	(22,314)	(22,856)	(24,984)	(26,321)	(27,952)

Total operating income	$2,966	$2,945	$2,461	$1,342	$3,167

Capital expenditures
Atlanta	$1,059	$2,163	$677	$1,160	$1,272
Dallas	586	738	683	925	586
Denver	847	1,230	959	886	631
Houston	889	689	778	649	280
Chicago	907	947	580	908	437
Los Angeles	1,014	791	785	502	429
San Diego	653	609	710	690	364
Detroit	550	464	832	533	264
San Francisco Bay Area	1,363	1,301	1,146	672	330
Miami	54	1,095	1,977	594	627
Minneapolis	47	288	1,098	1,037	309
Washington, D.C.	—	164	78	570	1,878
Corporate	4,764	7,638	5,251	9,068	6,428

Total capital expenditures	$12,733	$18,117	$15,554	$18,194	$13,835

Other Operating Data
Customers (at period end)	33,287	35,041	36,674	38,576	40,569
Net additions	2,112	1,754	1,633	1,902	1,993
Average monthly churn rate (1)	1.1%	1.4%	1.3%	1.3%	1.3%
Average monthly revenue per customer location (2)	$749	$750	$748	$754	$760

(1) Calculated for each period as the average of monthly churn, which is defined for a given month as the number of customer locations disconnected in that month divided by the number of customer locations on our network at the beginning of that month.

(2) Calculated as the revenue for a period divided by the average of the number of customer locations at the beginning of the period and the number of customer locations at the end of the period, divided by the number of months in the period.

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CBEY Reports Third Quarter 2008 Results

October 30, 2008

CBEYOND, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

(In thousands)

(Unaudited)

	Sept. 30 2007	Dec. 31 2007	Mar. 31 2008	Jun. 30 2008	Sept. 30 2008
Reconciliation of Adjusted EBITDA to Net income:
Total Adjusted EBITDA for reportable segments	$13,463	$13,975	$14,488	$13,663	$16,901
Depreciation and amortization	(7,763)	(8,366)	(9,012)	(9,523)	(10,272)
Non-cash share-based compensation	(2,734)	(2,664)	(3,015)	(2,798)	(3,462)
Interest income	749	688	380	218	197
Interest expense	(100)	(59)	(56)	(87)	(25)
Loss on disposal of property and equipment	(219)	(370)	(742)	(596)	(319)
Income tax benefit (expense)	(16)	9,289	(1,040)	(381)	(1,356)

Net income	$3,380	$12,493	$1,003	$496	$1,664

		Three Months Ended September 30,		Nine Months Ended September 30,
		2007	2008	2007	2008
Reconciliation of Adjusted EBITDA to Net income:
Total Adjusted EBITDA for reportable segments		$13,463	$16,901	$38,133	$45,052
Depreciation and amortization		(7,763)	(10,272)	(22,440)	(28,807)
Non-cash share-based compensation		(2,734)	(3,462)	(7,325)	(9,275)
Public offering expenses		—	—	(2)	—
Interest income		749	197	2,012	795
Interest expense		(100)	(25)	(193)	(168)
Loss on disposal of property and equipment		(219)	(319)	(794)	(1,657)
Income tax benefit (expense)		(16)	(1,356)	(386)	(2,777)

Net income		$3,380	$1,664	$9,005	$3,163

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